EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ACCO Brands Corporation:

We consent to the use of our report dated February 25, 2015 with respect to the consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), cash flows, and stockholders’ equity (deficit), for each of the years in the three-year period ended December 31, 2014, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference herein.

/s/KPMG LLP

Chicago, Illinois
May 12, 2015